Exhibit 10.1

Secureworks Appoints William Cary to its Board of Directors
Atlanta, GA., March 21, 2024 – Secureworks (NASDAQ: SCWX), a global leader in cybersecurity, today announced that it has appointed William (Bill) H. Cary to its Board of Directors and to serve as Chair of the Audit Committee.
“Bill’s breadth and depth of financial and operational expertise adds to the existing strength of our Board. As we continue to focus on our growth strategy and delivering shareholder value with our leading, open cybersecurity platform, we will greatly benefit from Bill’s insights and experience driving success in fast-paced markets. We are fortunate to have Bill join the Board and partner with us on our mission to secure human progress,” said Wendy Thomas, CEO, Secureworks.
Cary is a business industry veteran and a former executive of General Electric (GE), where he spent 29 years holding leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His prior roles included serving as the President and Chief Operating Officer for GE Capital Corp., the financial services unit of GE, and as President and Chief Executive Officer of GE Money (Global), a subsidiary of GE Capital in London. Cary currently serves on the board of Ally Financial and Rush Enterprises, Inc. and as a director of privately held Lendmark Financial Services, LLC.
“Cybersecurity has become embedded in the public conscious and is a top business priority for organizations around the globe. Facing enhanced scrutiny and increased regulatory oversight, companies need to partner with a cybersecurity company like Secureworks that brings clarity and empowers the prioritization of investments aligned to business risk. Balancing investment with risk is an equation that has been a constant throughout my career,” said Bill Cary, Secureworks Board Member. “I am looking forward to working with the board, and leadership team, to turn the tide on the fight against cybercrime.”
About Secureworks
Secureworks (NASDAQ: SCWX) is a global cybersecurity leader that secures human progress with Secureworks® Taegis™, a SaaS-based, open XDR platform built on 20+ years of real-world detection data, security operations expertise, and threat intelligence and research. Taegis is embedded in the security operations of over 4,000 organizations around the world who use its advanced, AI-driven capabilities to detect advanced threats, streamline and collaborate on investigations, and automate the right actions.
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